Exhibit 10.1

Abwicklungsvereinbarung / Separation Agreement

zwischen / between

Glatfelter Gernsbach GmbH, Hördener Straße 3-7, 76593 Gernsbach

(„Gesellschaft“ / „Company“),

und / and

Herrn Martin Rapp, Kelterbergstrasse 14, 76593 Gernsbach

(„Geschäftsführer“ / „Director“)

1.Die Gesellschaft und der Geschäftsführer sind sich darüber einig, dass der Anstellungsvertrag vom 2. / 21. Juni 2006 („Anstellungsvertrag“) aufgrund der Kündigung der Gesellschaft vom 27. März 2019 mit Ablauf des 30. September 2019 („Beendigungstermin“) enden wird.

1.The Company and the Director agree that the service agreement dated June 2 / 21, 2006 (“Service Agreement”) will terminate with effect from September 30, 2019 (“Termination Date”) due to the Company’s termination notice of March 27, 2019.

2.Die Gesellschaft zahlt an den Geschäftsführer eine Abfindung in Höhe von 676.386,84 EUR brutto, wenn der Geschäftsführer zum Beendigungstermin eine von der Gesellschaft zur Verfügung gestellte Verzichtsvereinbarung in der in Anlage A bestimmten Form („Verzichtsvereinbarung“) unterzeichnet. Die Abfindung ist als Einmalbetrag am 1. Oktober 2019 fällig, vorausgesetzt, dass der Geschäftsführer zuvor die Verzichtsvereinbarung unterzeichnet hat. Der Anspruch auf die Abfindung entsteht mit Unterzeichnung dieses Vertrages. Er ist sofort vererblich, unabhängig von der Unterzeichnung der Verzichtsvereinbarung durch den Geschäftsführer.

2.The Company shall pay to the Director severance in the amount of EUR 676,386.84 gross if the Director signs a release agreement provided by the Company upon the Termination Date in the form set forth on Exhibit A (“Release Agreement”). Severance shall be due in a lump sum on October 1, 2019, provided that the Director has previously signed the Release Agreement. The severance entitlement arises upon the signing of this Agreement. It is immediately inheritable, regardless of the signing of the Release Agreement by the Director.

3.Der Anstellungsvertrag wird vorbehaltlich der folgenden Bestimmungen bis zum Beendigungstermin ordnungsgemäß erfüllt und abgerechnet.	3.Subject to the following provisions, the Service Agreement shall properly be performed and accounted for until the Termination Date.
4.Bis zum Beendigungstermin wird der Geschäftsführer seine Pflichten weiter erfüllen, wie von der Gesellschaft verlangt, und auf einen nahtlosen Übergang hinarbeiten.	4.Until the Termination Date, the Director will continue to perform his duties as requested by the Company and will work to affect a smooth transition.

5.Soweit der Geschäftsführer ein Amt bei einem verbundenen Unternehmen innehat, wird die Gesellschaft sicherstellen, dass der

Geschäftsführer spätestens mit Wirkung zum Beendigungstermin von diesem Amt abberufen wird.

5.To the extent that the Director holds any office with an affiliated undertaking, the Company will ensure that the Director is recalled from such office with effect from the Termination Date at the latest.

6.Bis zum Beendigungstermin wird der Geschäftsführer weiter Gehalt in der derzeit geltenden Höhe und Sozialleistungen nach den Bedingungen der geltenden Leistungsordnungen erhalten.	6.Until the Termination Date, the Director will continue to receive salary at the rate currently in effect and benefits according to the terms of the applicable benefit plans.

7.Die Gesellschaft zahlt an den Geschäftsführer einen anteiligen Bonus für 2019 mit einem garantierten Zielerreichungsgrad von 94%, basierend auf der letzten Vorausschätzung, in Höhe von 141.071,93 EUR. Der Bonus ist zum Beendigungstermin fällig.

7.The Company pays to the Director a prorated 2019 bonus, guaranteed at 94% of target based on last forecast, in the amount of EUR 141,071.93. The bonus shall be due upon the Termination Date.

8.Der Geschäftsführer hat die Gelegenheit, einen zusätzlichen Bonus im Betrag von 59.029,82 EUR zu verdienen, abhängig von der erfolgreichen Überleitung, wie in den einvernehmlich zwischen dem Geschäftsführer und dem Glatfelter CEO vereinbarten Zielen definiert. Ein etwaiger zusätzlicher Bonus ist im Februar 2020 während des jährlichen administrativen MIP-Zyklus fällig.

8.The Director has the opportunity to earn an additional bonus in the amount of EUR 59,029.82, subject to successful transition as defined by goals mutually agreed between the Director and the Glatfelter CEO. Any such additional bonus shall be due in February 2020 during the annual MIP administrative cycle.

9.Zum Beendigungstermin noch nicht genommener Urlaub wird finanziell abgegolten.	9.Vacation that remains untaken upon the Termination Date shall be compensated financially.

10.Aktienbasierte Vergütungen des Geschäftsführers werden anteilig unverfallbar, basierend auf dem Ausscheiden des Geschäftsführers, gemäß den Bedingungen der Zuteilungsverträge und des Glatfelter Long Term Incentive Plan. Das bedeutet insbesondere:

10.Any equity compensation of the Director shall vest pro rata based on the Director’s retirement in accordance with the terms of the equity grant agreements and the Glatfelter Long Term Incentive Plan. This means in particular without limitation:

(a)Noch nicht unverfallbare Restricted Stock Units (RSUs) und Stock-Only Stock Appreciation Rights (SOSARs) werden anteilig unverfallbar.	(a)Unvested restricted stock units (RSUs) and stock-only stock appreciation rights (SOSARs) will vest pro rata.
(b)SOSARs sind bis drei Jahre nach dem 30. September 2019 oder, falls eher, bis zum Ende ihrer Laufzeit ausübbar.	(b)SOSARs are exercisable for three years following the September 30, 2019 or until the end of their term, if sooner.
(c)Noch nicht unverfallbare Performance Share Units (PSUs), die zum 30. September 2019 ein Jahr gehalten wurden, werden anteilig unverfallbar, basierend auf der Erreichung der Performance-Ziele.	(c)Unvested performance share units (PSUs) that have been held for one year upon the September 30, 2019 will vest pro rata, based on achievement of performance goals.

11.Art. 13 des Anstellungsvertrages (Confidentiality and Return of Property) bleibt unberührt.	11.Art. 13 of the Service Agreement (Confidentiality and Return of Property) shall remain unaffected.

12.Der Geschäftsführer wird keine Aktivitäten ausüben oder Erklärungen abgeben, die die Gesellschaft herabsetzen oder sich negativ auf die Gesellschaft oder mit ihr verbundene Unternehmen oder Funktionsträger, Organe oder Mitarbeiter der Gesellschaft oder mit ihr verbundener Unternehmen auswirken. Diese Bestimmung umfasst insbesondere Internetkommentare unter einem Alias-Namen sowie anonyme Medienkontakte.

12.The Director shall not engage in any activities or make any statements that disparage or reflect negatively on the Company or its affiliates, or officers, directors, or employees of the Company or its affiliates. This provision shall include, but not be limited to, Internet postings under an alias, as well as anonymous media contacts.

13.Soweit Art. 14 des Anstellungsvertrages auf Zeiten nach dem Beendigungstermin anzuwenden ist, wird er durch die folgenden Bestimmungen ersetzt:	13.To the extent that Art. 14 of the Service Agreement applies to periods following the Termination Date, it shall be replaced with the following provisions:

(a)Der Geschäftsführer ist verpflichtet, während eines Zeitraums von 17 Monaten  nach dem Beendigungstermin (der „Verbotszeitraum“) nicht für ein Unternehmen tätig zu werden, welches unmittelbar oder mittelbar mit der Gesellschaft in den Produktkategorien der Composite Fibers Business Unit in Wettbewerb steht oder mit einem solchen Wettbewerbsunternehmen verbunden ist. Diese Wettbewerbsbeschränkung erstreckt sich auch auf die Errichtung, den Erwerb und die unmittelbare oder mittelbare Beteiligung an einem Wettbewerbsunternehmen. Sie gilt auch zugunsten der mit der Gesellschaft verbundenen Unternehmen.

(a)The Director shall be obliged for a period of 17 months following the Termination Date (the “Restricted Period”) not to become active for an undertaking which directly or indirectly competes with the Company in the product categories within the Composite Fibers Business Unit or that is affiliated with such competing undertaking. This restrictive covenant extends also to the establishment, the acquisition and the indirect or direct participation in a competing undertaking. It also applies in favor of the undertakings affiliated with the Company.

(b)Während des Verbotszeitraums darf der Geschäftsführer weder unmittelbar noch mittelbar eine Person werben, rekrutieren oder zu überreden versuchen, ihr Arbeits- bzw. Dienstverhältnis mit der Gesellschaft oder einem mit ihr verbundenen Unternehmen zu beenden, und der Geschäftsführer darf mit solchen Personen auch keinen Kontakt haben, um über die Beendigung ihres Arbeits- bzw. Dienstverhältnisses mit der Gesellschaft oder einem mit ihr verbundenen Unternehmen zu sprechen oder sie dabei zu unterstützen, selbst wenn solche Personen den Kontakt initiieren.

(b)During the Restricted Period, the Director shall neither directly nor indirectly solicit, recruit or attempt to persuade any person to leave his or her employment or service with the Company or any of its affiliates, nor shall the Director have any contact with such persons for the purpose of discussing or aiding their departure or termination from employment or service with the Company or any of its affiliates, even if such persons initiate the contact.

(c)Die Entschädigung für die Wettbewerbsbeschränkungen nach vorstehenden Buchstaben (a) und (b) ist in der Abfindung nach Ziffer 2 enthalten. Erhält der Geschäftsführer keine Abfindung, weil er die Verzichtsvereinbarung nicht unterzeichnet, erhält er nur eine Karenzentschädigung in Höhe von 50 % seines letzten monatlichen Brutto-Grundgehalts (Art. 4 des Anstellungsvertrages) für jeden Monat des Verbotszeitraums. Der Geschäftsführer erhält jedoch keine solche Karenzentschädigung, wenn die Unterzeichnung der Verzichtsvereinbarung aufgrund des Todes des Geschäftsführers unterbleibt.

(c)The compensation for the restrictive covenants at lit. (a) and (b) above is included in the severance under clause 2 above. If the Director does not receive severance because he fails to sign the Release Agreement he shall receive only compensation in the amount of 50% of his last monthly gross base salary (Art. 4 of the Service Agreement) for each month of the Restricted Period. However, the Director shall not receive such compensation if the failure to sign the Release Agreement is due to the Director’s death.

(d)Soweit in diesem Vertrag nicht anders bestimmt, gelten für diese Wettbewerbsbeschränkungen die §§ 74 ff. des Handelsgesetzbuchs, mit Ausnahme von § 74c.	(d)Unless provided for otherwise in this Agreement, Sections 74 ss. of the Commercial Code, with the exception of Section 74c, shall apply to these restrictive covenants.

(e)Verletzt der Geschäftsführer eine der Wettbewerbsbeschränkungen nach vorstehenden Buchstaben (a) und (b), ist die Gesellschaft berechtigt, die Zahlung einer Vertragsstrafe  in Höhe des letzten monatlichen Brutto-Grundgehalts für jeden angefangenen Monat der Dauer einer solchen Verletzung verlangen, höchstens jedoch  ein monatliches Brutto-Grundgehalt pro Kalendermonat. Das Recht, weiteren Schaden geltend zu machen, bleibt unberührt.

(e)If the Director breaches any of the restrictive covenants at lit. (a) and (b) above the Company shall be entitled to a contractual penalty in the amount of his last monthly gross base salary (Art. 4 of the Service Agreement) for each month commenced of the duration of such breach, limited however to a maximum of one monthly gross base salary per calendar month. The right to claim further damage remains unaffected.

14.Während des Verbotszeitraums erstattet die Gesellschaft dem Geschäftsführer die monatlichen Kosten der Krankenversicherung, soweit diese monatlichen Kosten die Zahlungen der Gesellschaft an den Geschäftsführer für die Krankenversicherung nach Art. 9 des Anstellungsvertrages für September 2019 übersteigen.

14.During the Restricted Period the Company shall reimburse the Director for the monthly cost of obtaining health insurance to the extent that such monthly cost exceeds the payments for health insurance made by the Company to the Director under Art. 9 of the Service Agreement for September 2019.

15.Die Gesellschaft zahlt einen Betrag von höchstens 26.315,79 EUR (ausschließlich USt.) für Outplacement-Dienstleistungen einer Outplacement-Agentur nach Wahl des Geschäftsführers. The Rechnung der Outplacement-Agentur muss an die Gesellschaft gestellt werden. Anstelle einer Zahlung der Gesellschaft für Outplacement-Dienstleistungen kann der Geschäftsführer die Zahlung eines

Brutto-Einmalbetrages in derselben Höhe wählen.

15.The Company shall pay an amount not to exceed EUR 26,315.79 (exclusive of VAT) for outplacement services at an outplacement agency to be selected by the Director. The outplacement agency’s invoice for the outplacement services shall be made out to the Company. In lieu of a Company payment for outplacement services, the Director may elect payment of a gross cash lump sum in the same amount.

16.Ab seinem 60. Geburtstag kann der Geschäftsführer vorzeitige Altersleistungen nach Maßgabe des Altersversorgungsvertrages vom 31. Januar / 5. Februar 2008 in Anspruch nehmen.	16.From his 60th birthday, the Director will be entitled to receive early retirement benefits in accordance with the Retirement Pension Contract dated January 31 / February 5, 2008.

17.Die Parteien sind verpflichtet, über Existenz und Inhalt dieser Vereinbarung Stillschweigen zu bewahren, soweit weder eine gesetzliche Offenbarungspflicht besteht noch die Geltendmachung von Rechtsansprüchen eine Offenlegung dieser Vereinbarung gegenüber Behörden, Gerichten oder gesetzlich zur Verschwiegenheit verpflichteten Berufsträgern erfordert.

17.The parties shall be obliged to keep confidential the existence and the contents of this Agreement unless either a statutory disclosure obligation exists or the assertion of legal claims requires the disclosure of this Agreement to authorities, courts or professionals subject to statutory confidentiality obligations.

18.Etwaige sonstige Arbeits- und/oder Anstellungsverhältnisse zwischen dem Geschäftsführer einerseits und der Gesellschaft bzw. einem mit ihr verbundenen Unternehmen andererseits enden ebenfalls zum Beendigungstermin. Der Geschäftsführer wird alle Ämter als Funktionsträger und/oder Geschäftsführer der Gesellschaft und der mit ihr verbundenen Unternehmen mit Wirkung zum Beendigungstermin niederlegen und verpflichtet sich, diejenigen die Amtsniederlegungen bestätigenden Schreiben zu unterzeichnen, welche die Gesellschaft verlangt.

18.Any other employment and/or service agreements between the Director on the one hand and the Company or any of its affiliates on the other hand shall also terminate upon the Termination Date. The Director shall resign from all positions as an officer and/or director of the Company and its affiliates as of the Termination Date and agrees to sign such letters confirming such resignations as the Company may require.

19.Der Geschäftsführer wird jedem angemessenen Verlangen der Gesellschaft entsprechen, an der Vorbereitung auf einen bevorstehenden, gegenwärtigen oder drohenden Rechtsstreit, der die Gesellschaft oder ein mit ihr verbundenes Unternehmen betrifft, der Beantwortung eines solchen Rechtsstreits, der Verfolgung eines solchen Rechtstreits bzw. der Verteidigung in einem solchen Rechtsstreit mitzuwirken. Gegen Vorlage geeigneter Unterlagen erstattet die Gesellschaft dem Geschäftsführer alle angemessenen Auslagen, die dem Geschäftsführer aufgrund einer solchen Zusammenarbeit entstehen.

19.The Director shall cooperate with any reasonable request of the Company to participate in the preparation for, response to, prosecution of and/or defense of any pending, actual, or threatened litigation involving the Company or its affiliates.  Upon submission of appropriate documentation, the Company will reimburse the Director for all reasonable out-of-pocket expenses that the Director may incur as a result of such cooperation.

20.Diese Vereinbarung ist vollständig; mündliche Nebenabreden sind nicht getroffen worden. Änderungen und Ergänzungen dieser Vereinbarung bedürfen zu ihrer Wirksamkeit der Schriftform. Dies gilt auch für die Aufhebung des Schriftformerfordernisses. § 305b BGB bleibt unberührt.

20.This Agreement is complete; oral side agreements have not been made. Modifications and amendments to this Agreement must be in writing in order to be valid. This shall apply also to the cancellation of the written form requirement. Section 305b of the Civil Code shall remain unaffected.

21.Sollte eine Bestimmung dieser Vereinbarung ganz oder teilweise rechtsunwirksam sein oder werden, so wird die Gültigkeit der übrigen Bestimmungen dieser Vereinbarung dadurch nicht berührt. Die unwirksame Bestimmung ist durch diejenige wirksame Bestimmung zu ersetzen, die dem wirtschaftlichen Zweck der ursprünglich vereinbarten Regelung so nahe wie möglich kommt.

21.Should any provision of this Agreement be or become invalid in full or in part, this shall not affect the validity of the remaining provisions of this Agreement. The invalid provision shall be replaced with that valid provision which comes as close as possible to what the parties wanted the originally agreed provision to achieve commercially.

22.Im Zweifel hat die deutsche Fassung dieser Vereinbarung Vorrang vor der englischen Fassung.	22.In case of doubt, the German version of this Agreement shall prevail over the English version.

23 April 2019, Gernsbach/s/ Raphael Gutwein_____

Ort, Datum/ City, DateGlatfelter Gernsbach GmbH,

vertreten durch/represented by

Glatfelter Luxembourg S.à.r.l.

vertreten durch/represented by

Name: Raphael Gutwein

Title: (*)

23 April 2019, Gernsbach/s/ Martin Rapp__________

Ort, Datum/ City, DateMartin Rapp

* Power of Attorney

Exhibit A

Verzichtsvereinbarung / Release Agreement

zwischen / between

Glatfelter Gernsbach GmbH, Hördener Straße 3-7, 76593 Gernsbach

(„Gesellschaft“ / „Company“),

und / and

Herrn Martin Rapp, Kelterbergstrasse 14, 76593 Gernsbach

(„Geschäftsführer“ / „Director“)

1.Die Gesellschaft und der Geschäftsführer sind Parteien einer Abwicklungsvereinbarung vom [Datum] („Abwicklungsvereinbarung“), nach der das Anstellungsverhältnis des Geschäftsführers mit der Gesellschaft zum 30. September 2019 geendet hat.

1.The Company and the Director are parties to a Separation Agreement dated [date] (“Separation Agreement”) pursuant to which the Director’s service agreement with the Company terminated with effect from September 30, 2019.

2.Die Parteien sind verpflichtet, über Existenz und Inhalt dieser Vereinbarung Stillschweigen zu bewahren, soweit weder eine gesetzliche Offenbarungspflicht besteht noch die Geltendmachung von Rechtsansprüchen eine Offenlegung dieser Vereinbarung gegenüber Behörden, Gerichten oder gesetzlich zur Verschwiegenheit verpflichteten Berufsträgern erfordert.

2.The parties shall be obliged to keep confidential the existence and the contents of this Agreement unless either a statutory disclosure obligation exists or the assertion of legal claims requires the disclosure of this Agreement to authorities, courts or professionals subject to statutory confidentiality obligations.

3.Mit Ausnahme der in dieser Vereinbarung und der Abwicklungsvereinbarung genannten Ansprüche sind mit Unterzeichnung dieser Vereinbarung sämtliche Ansprüche des Geschäftsführers gegen die Gesellschaft aus und im Zusammenhang mit dem Anstellungsverhältnis und seiner Beendigung – gleich aus welchem Rechtsgrund, ob bekannt oder unbekannt – erledigt. Die Geltendmachung weiterer Ansprüche – gleich aus welchem Rechtsgrund – ist ausgeschlossen. Der Geschäftsführer verpflichtet sich, solche Ansprüche auch nicht gegen mit der Gesellschaft verbundene Unternehmen oder Funktionsträger, Organe oder Mitarbeiter der Gesellschaft oder der mit ihr verbundenen Unternehmen geltend zu machen. Die vorstehenden Sätze gelten nicht für Ansprüche aus unerlaubter Handlung aufgrund von Vorsatz oder grober Fahrlässigkeit und vorsätzlicher Vertragsverletzung, unverfallbare Anwartschaften aus betrieblicher

Altersversorgung, Ansprüche aus Regelungen, die (auch) nach Beendigung des Anstellungsverhältnisses gelten, Ansprüche auf den gesetzlichen Mindestlohn sowie Schadensersatzansprüche der in § 309 Nr. 7 BGB bestimmten Art.

3.Save for the claims mentioned in this Agreement and in the Separation Agreement, all claims of the Director vis-à-vis the Company from and in connection with the service agreement and its termination – regardless of the legal basis and whether known or unknown – shall be deemed settled upon the signing of this Agreement. No further claims – regardless of the legal basis – can be asserted. The Director agrees to refrain from asserting such claims against affiliates of the Company or officers, directors, or employees of the Company and its affiliates. The foregoing sentences shall not apply to tort claims based on willful conduct or gross negligence and claims for willful breach of contract, vested company pension entitlements, claims under provisions that apply (also) following the termination of the service agreement, claims to statutory minimum wage, and claims for damages of the nature outlined in Section 309 no. 7 of the Civil Code.

Umgekehrt sind, mit Ausnahme der in dieser Vereinbarung und der Abwicklungsvereinbarung genannten Ansprüche, mit Unterzeichnung dieser Vereinbarung sämtliche Ansprüche der Gesellschaft gegen den Geschäftsführer aus und im Zusammenhang mit dem Anstellungsverhältnis und seiner Beendigung – gleich aus welchem Rechtsgrund, ob bekannt oder unbekannt – erledigt, ausgenommen die vorsätzliche bzw. grob fahrlässige Verletzung anwendbarer Rechts- oder regulatorischer Vorschriften oder des Glatfelter Code of Business Conduct sowie Ansprüche aufgrund vorsätzlichen Fehlverhaltens oder grober Fahrlässigkeit. Es wird klargestellt, dass die Bestimmungen der Glatfelter Clawback Policy gemäß ihren Bestimmungen unabhängig von dieser Bestimmung in Kraft bleiben.

Conversely, save for the claims mentioned in this Agreement and in the Separation Agreement, upon the signing of this Agreement, all claims of the Company against the Director from and in connection with the service agreement and its termination are released – regardless of the legal grounds and whether known or unknown – , except for willful or grossly negligent violations of applicable law or regulations or the Glatfelter Code of Business Conduct or claims due to willful misconduct or gross negligence. For avoidance of doubt, the terms of Glatfelter’s Clawback Policy remain in effect in accordance with its terms, regardless of this provision.

4.Diese Vereinbarung ist vollständig; mündliche Nebenabreden sind nicht getroffen worden. Änderungen und Ergänzungen dieser Vereinbarung bedürfen zu ihrer Wirksamkeit der Schriftform. Dies gilt auch für die Aufhebung des Schriftformerfordernisses.

4.This Agreement is complete; oral side agreements have not been made. Modifications and amendments to this Agreement must be in writing in order to be valid. This shall apply also to the cancellation of the written form requirement.

5.Sollte eine Bestimmung dieser Vereinbarung ganz oder teilweise rechtsunwirksam sein oder werden, so wird die Gültigkeit der übrigen Bestimmungen dieser Vereinbarung dadurch nicht berührt. Die unwirksame Bestimmung ist durch diejenige wirksame Bestimmung zu ersetzen, die dem wirtschaftlichen Zweck der ursprünglich vereinbarten Regelung so nahe wie möglich kommt.

5.Should any provision of this Agreement be or become invalid in full or in part, this shall not affect the validity of the remaining provisions of this Agreement. The invalid provision shall be replaced with that valid provision which comes as close as possible to what the parties wanted the originally agreed provision to achieve commercially.

6.Im Zweifel hat die deutsche Fassung dieser Vereinbarung Vorrang vor der englischen Fassung.	6.In case of doubt, the German version of this Agreement shall prevail over the English version.

23 April 2019, Gernsbach/s/ Raphael Gutwein

Ort, Datum/ City, DateGlatfelter Gernsbach GmbH,

vertreten durch/represented by

Glatfelter Luxembourg S.à.r.l.

vertreten durch/represented by

Name: Raphael Gutwein

Title: (*)

23 April 2019, Gernsbach/s/ Martin Rapp _____________

Ort, Datum/ City, DateMartin Rapp

* Power of Attorney